Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED

CORPORATE GOVERNANCE AGREEMENT

THIS AMENDED AND RESTATED CORPORATE GOVERNANCE AGREEMENT (this “Agreement”), dated as of June 28, 2013, is made and entered into by and among: (i) LANDMARK APARTMENT TRUST OF AMERICA, INC., a Maryland corporation (the “Company”); (ii) ELCO LANDMARK RESIDENTIAL HOLDINGS LLC, a Delaware limited liability company (“EL”); (iii) 2335887 LIMITED PARTNERSHIP, an Ontario limited partnership (“OPT”); (iv) DK LANDMARK, LLC, a Florida limited liability company (“DB”); (v) ISTAR APARTMENT HOLDINGS LLC, a Delaware limited liability company (“iStar Financial” and together with its Affiliates and permitted assignees and transferees, “iStar”); (vi) BREDS II Q LANDMARK LLC, a Delaware limited liability company (“BREDS Financial” and together with its Affiliates and permitted assignees and transferees, “BREDS”); (vii) Joseph G. Lubeck, solely for the purpose of Section 5(a) in his capacity as a holder of Capital Stock of the Company; and (viii) Edward M. Kobel, solely for the purpose of Section 5(a) in his capacity as a holder of Capital Stock of the Company). The Company, EL, OPT, DB, iStar and BREDS are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company, EL, OPT and DB entered into a Corporate Governance Agreement, dated as of August 3, 2012 (the “Existing Corporate Governance Agreement”);

WHEREAS, the Company, iStar Financial and BREDS Financial have today entered into that certain Securities Purchase Agreement (the “SPA”);

WHEREAS, following consummation of the transactions contemplated by the SPA, OPT, DB, EL, iStar and BREDS will each directly or indirectly own and have the power to direct the voting or disposition of certain securities of the Company and of Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership and the Company’s operating partnership (the “Operating Partnership”); and

WHEREAS, in connection with the transactions contemplated by the SPA, the Parties desire to enter into this Agreement to amend and restate the Existing Corporate Governance Agreement in its entirety and provide for the composition of the Board of the Company (the “Board”) immediately following the Initial Closing (as defined in the SPA) under the SPA (as in effect on the date hereof) (such date, the “Effective Date”) and to provide for certain other obligations of OPT, DB, EL, iStar and BREDS with respect to certain shares of the Company’s Capital Stock directly or indirectly owned by them, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Right to Designate Directors; Board Composition; Representation; Observer Rights.

(a) On or prior to the Effective Date, the Company and the other Parties agree to take all corporate and other actions necessary (including all actions necessary to amend the Company’s Charter and bylaws) to increase the number of directors on the Board to 10; provided, however, that prior to the designation and election of the BREDS Director pursuant to clause (i) or (iii) of Section 1(f), the number of directors on the Board shall be increased to 11. Stanley J. Olander, Jr., Andrea R. Biller, Glenn W. Bunting, Jr. and Robert A. Gary, IV shall continue as directors (the “LATA Directors”). On the Effective Date, and throughout his or her term, each such LATA Director (other than Stanley J. Olander, Jr.) must qualify as an “Independent Director” (as defined below).

(b) Subject to Section 2 and Section 7, OPT shall have the right to designate one director (the “OPT Director”) to be nominated by the Company for election to the Board pursuant to Section 2. Robert A. S. Douglas shall continue as the OPT Director, or if he is unable or unwilling to serve, another officer of OPT holding the position of Director Real Estate or higher and designated in writing by OPT, with a term that expires concurrently with those of all other directors on the Board and upon the election and qualification of any successor. For avoidance of doubt, (i) except as provided in Sections 2(c) and 2(d), to the extent serving as a member of the Board, the OPT Director shall not be required to qualify as an “Independent Director” (as defined in Section 1(i)), (ii) the OPT Director may resign from the Board at any time, and (iii) OPT may waive its rights to have an OPT Director nominated by the Company for election to the Board, and any such waiver, if given, shall be in writing and shall be effective until the next annual meeting of the Company’s stockholders at which directors of the Company are elected or, if expressly stated in such waiver, shall be effective for such longer period set forth therein.

(c) Subject to Section 2 and Section 7, DB shall have the right to designate one director (the “DB Director”) to be nominated by the Company for election to the Board pursuant to Section 2. Edward M. Kobel shall continue as the DB Director, or if he is unable or unwilling to serve, another officer of DB holding an equivalent or higher position and designated in writing by DB, with a term that expires concurrently with those of all other directors on the Board and upon the election and qualification of any successor. On the Effective Date, and throughout his or her term, the DB Director must qualify as an “Independent Director”. For avoidance of doubt, to the extent serving as a member of the Board, (i) the DB Director may resign from the Board at any time, and (ii) DB may waive its rights to have a DB Director nominated by the Company for election to the Board, and any such waiver, if given, shall be in writing and shall be effective until the next annual meeting of the Company’s stockholders at which directors of the Company are elected or, if expressly stated in such waiver, shall be effective for such longer period set forth therein.

(d) Subject to Section 2 and Section 7, EL shall have the right to designate two directors (each, an “EL Director” and together, the “EL Directors”) to be nominated by the Company for election to the Board pursuant to Section 2. Joseph G. Lubeck and Michael Salkind shall continue as directors, with a term that expires concurrently with those of all other directors on the Board and upon the election and qualification of any successor. For avoidance of doubt, to the extent serving as a member of the Board, (i) either of the EL Directors may resign from the Board at any time, and (ii) EL may waive its rights to have one or both EL Directors nominated by the Company for election to the Board, and any such waiver, if given, shall be in writing and shall be effective until the next annual meeting of the Company’s stockholders at which directors of the Company are elected or, if expressly stated in such waiver, shall be effective for such longer period set forth therein.

(e) Pursuant to the terms of the Articles Supplementary, at the Effective Date, the holders of Series D Preferred Stock and the holders of (if any), voting as a single class, shall have the right to elect one director designated by the iStar Representative (the “iStar Director”). On or prior to the Effective Date, the Company and the other Parties agree to take all corporate and other actions necessary to cause Karl Frey to be appointed as a director of the Company, with a term that expires concurrently with those of all other directors on the Board and upon the election and qualification of any successor. From the Effective Date and throughout his or her term, the iStar Director must qualify as an “Independent Director” (as defined below) unless an Event of Default shall have occurred, in which case such requirement shall not apply. For avoidance of doubt, to the extent serving as a member of the Board, the person serving as the iStar Director may resign from the Board at any time and the holders of Series D Preferred Stock together with the holders of Series D Common Stock (if any) shall have the right to replace such director. The Company and the other Parties hereby agree to take all actions necessary to cause, and not to take any action that interferes or would reasonably be expected to interfere with, the iStar Representative’s designation, and the election by the holders of Series D Preferred Stock and the holders of Series D Common Stock (if any), of such replacement director.

(f) Pursuant to the terms of the Articles Supplementary, on the earlier to occur of (i) the first anniversary of the Effective Date, (ii) the resignation of, or the failure to re-elect, any director to the Board or (iii) the occurrence of an Event of Default, the holders of the Series D Preferred Stock and the holders of Series D Common Stock (if any), voting as a single class, shall have the right to elect one director designated by the BREDS Representative (the “BREDS Director”) with a term that shall expire concurrently with those of all other directors on the Board and upon the election and qualification of any successor. Throughout the term of his or her appointment, the BREDS Director must qualify as an “Independent Director” unless an Event of Default shall have occurred, in which case such requirement shall not apply. For avoidance of doubt, to the extent serving as a member of the Board, the person serving as the BREDS Director may resign from the Board at any time and the holders of Series D Preferred Stock and the holders of Series D Common Stock (if any) shall have the right to replace such director. The Company and the other Parties hereby agree to take all actions necessary to cause, and not to take any action that interferes or would reasonably be expected to interfere with, the BREDS Representative’s designation, and the election by the holders of Series D Preferred Stock and the holders of Series D Common Stock (if any), of such replacement director. Until such time that a BREDS Director is elected to the Board, the BREDS Representative shall have the right to appoint one individual as a non-voting observer to the Board (a “Board Observer”). Any Board Observer shall be entitled to attend meetings of the Board and any Committees (as defined below) and to receive all notices and information provided to the members of the Board or such Committees; provided, that (A) the Board Observer shall not be entitled to vote on any matter submitted to the Board or any Committees nor to offer any motions or resolutions to the Board or such Committees; (B) the Company may withhold information or materials from the Board

Observer and exclude such Board Observer from any meeting or portion thereof if, as determined by the Board in good faith, access to such information or materials or attendance at such meeting would adversely and materially affect the attorney-client or work product privilege between the Company and its counsel; and (C) the Board Observer shall be subject to the same obligations of confidentiality as directors of the Board.

(g) Subject to Section 2, iStar, BREDS and EL shall have the right, acting by unanimous agreement among such Parties, to designate one director (the “Group Director”) to be nominated by the Company for election to the Board pursuant to Section 2; provided, however, that (i) EL shall only have the right to participate in the designation of such Group Director if EL is entitled to designate an EL Director hereunder, after giving effect to the provisions of Section 2(b)(iii) below, and (ii) if one or more of EL, iStar or BREDS fails, declines or waives its or their right to participate in the designation of such Group Director (it being understood that, absent a formal waiver in writing that expressly surrenders such right permanently, any such failure, declination or waiver shall not be deemed a permanent surrender of such right), the remaining Party or Parties shall be entitled to designate such Group Director. Robert D. Gaither shall continue as the Group Director, with a term that expires concurrently with those of all other directors on the Board and upon the election and qualification of any successor. On the Effective Date, and throughout his or her term, such Group Director must qualify as an “Independent Director”.

(h) The iStar Director and the BREDS Director (collectively, the “Preferred Stock Directors”) shall each be entitled to one vote per director on any matter properly voted on by the Board or any committee thereof, including, but not limited to, matters relating to the sale of all or any of the Properties owned, directly or indirectly, by the Company and any matters relating to control over the business and affairs of the Company, the Component Entities and the Properties; provided, however, that upon the occurrence of an Event of Default, until the Redemption Price (in effect as of the date of such Redemption) is paid in cash, in full, the Preferred Stock Directors shall each be entitled to five votes per director on any matter properly voted on by the Board or any committee (subject to the limitations on votes set forth in the last sentence of this Section 1(h)), including, but not limited to, matters relating to the sale of all or any of the Properties owned, directly or indirectly, by the Company and any matters relating to control over the business and affairs of the Company, the Component Entities and the Properties. Upon the redemption of all issued and outstanding shares of the Series D Preferred Stock pursuant to the terms of the Articles Supplementary, the right of the Preferred Stock Directors to cast five votes on all matters properly presented to the Board will cease and the Preferred Stock Directors shall only be entitled to one vote per director on any matter properly voted on by the Board or any committee thereof. Notwithstanding anything else contained herein to the contrary, the Preferred Stock Directors shall only have the right to cast one vote on any matters presented to the Board or any committee thereof relating to the sale or control of the multifamily Property known as Bello Ruscello (the “Excluded Property”); provided, that the foregoing shall not apply in the event the Bello Ruscello Property is no longer subject to restrictions affecting the ability of the iStar Representative and the BREDS Representative to take over control of such property; provided, further, that if the Company amends any documents restricting the ability of the iStar Representative and the BREDS Representative to exercise control over such property, the Company shall use commercially reasonable efforts to eliminate any provision prohibiting the ability of iStar Representative and the BREDS Representative to exercise control over such property and, to the extent successful, the foregoing limitation on the ability of the iStar Representative and the BREDS Representative to control the Bello Ruscello property shall no longer be applicable); provided, further, that no vote may be taken by the Board of Directors with respect to the Excluded Properties without providing five Business Days’ prior written notice to the Preferred Stock Directors of such vote to be taken.

(i) For purposes of this Agreement, a Person shall be deemed to be an “Independent Director” if he or she satisfies the independence standards of the New York Stock Exchange (each, an “Independent Director”). If (i) at any time the Board determines that any LATA Director (other than Stanley J. Olander, Jr.), the DB Director or the Group Director does not qualify as an Independent Director or (ii) at any time that an Event of Default has not occurred, the Board determines that the iStar Director or the BREDS Director does not qualify as an Independent Director, in either case, the Company shall give prompt written notice to the other Parties of such determination and the basis therefor. Upon making such determination, or receiving notice thereof, the Party or Parties that had previously designated such director, if any, shall designate a replacement director, and the Parties shall cooperate to take such actions as are necessary to cause such existing director to resign from the Board, and the qualifying replacement director to be appointed or elected to the Board, as soon as reasonably practical; provided, that, if the resignation of a director at such time would give the BREDS Representative the right to designate, and the holders of Series D Preferred Stock and the holders of Series D Common Stock (if any) the right to elect, the BREDS Director, the BREDS Representative shall designate, and the holders of Series D Preferred Stock together with the holders of Series D Common Stock (if any) shall elect, such replacement director in accordance with Section 1(f). To effectuate such Independent Director requirement, the LATA Directors (other than Stanley J. Olander, Jr.), the DB Director and the Group Director shall each execute and deliver to the Company on the date hereof, and any replacement director therefor shall execute and deliver to the Company on the date of his or her designation, a letter of resignation, in the form attached as Exhibit A hereto, which resignation shall automatically take effect upon a determination by the Board that such director has ceased to qualify as an “Independent Director.”

(j) For purposes of this Agreement, the appointment by the Company of Joseph G. Lubeck as a director of the Company pursuant to any employment or consulting agreement shall be deemed to satisfy the Company’s obligations hereunder with respect to the appointment of Joseph G. Lubeck as a director of the Company pursuant to Section 1(d) hereof. Nothing in this Agreement with respect to the cessation or expiration of the Company’s obligation to appoint an EL Director shall be deemed to derogate from the Company’s obligation to appoint Joseph G. Lubeck as a director of the Company pursuant to any employment or consulting agreement between the Company and Mr. Lubeck.

2. Continuing Board Composition and Representation.

(a) Subject to the other provisions of this Section 2, the Company hereby agrees to nominate each of the OPT Director, the DB Director, the EL Directors and the Group Director (or any replacement thereof as provided in this Agreement) for election or re-election to the Board at each meeting of the stockholders of the Company held to consider a vote on the election of the Board, and neither the Company nor any other Party (excluding OPT) shall take any action that interferes or would reasonably be expected to interfere with the election or re-election of each such person to the Board; provided, that the Parties shall only be obligated to vote to elect such person to the Board to the extent required pursuant to Section 5. The Company and the other Parties (excluding OPT) hereby agree to take all actions necessary to cause, and not to take any action that interferes or would reasonably be expected to interfere with, the election or re-election of each person designated by the Istar Representative and the BREDS Representative to be elected by the holders of Series D Preferred Stock to serve as a director pursuant to the Articles Supplementary. Subject to Section 1(f) and paragraphs (b), (c), (d) and (e) below, if at any time a vacancy occurs on the Board with respect to the directorship of a member of the Board who is an OPT Director, a DB Director, an EL Director or a Group Director (by reason of such director’s death, disability, resignation, removal or otherwise), the Company agrees to cause a replacement director, designated by the Party or Parties (or their respective permitted assignees) who had the right to designate the director who has vacated his or her directorship in accordance with Section 1 (without giving effect to Section 2(c) and 2(d)), to be appointed to fill such vacancy promptly following his or her designation by such Party or Parties (or permitted assignees) hereunder; provided, that, if a resignation by a director would give the BREDS Representative the right to designate, and the holders of Series D Preferred Stock and the holders of Series D Common Stock (if any) the right to elect, the BREDS Director, upon such resignation, the BREDS Representative shall designate the replacement director, and the Company and the other Parties hereby agree to take all actions necessary to cause, and not to take any action that interferes or would reasonably be expected to interfere with, the election of the replacement director to fill such vacancy. If at any time a vacancy occurs on the Board with respect to the directorship of a member of the Board who is an iStar Director, the iStar Representative shall have the right to designate the replacement director, and the Company and the other Parties hereby agree to take all actions necessary to cause, and not to take any action that interferes or would reasonably be expected to interfere with, the election of such designee to fill such vacancy. If at any time a vacancy occurs on the Board with respect to the directorship of a member of the Board who is a BREDS Director, the BREDS Representative shall have the right to designate the replacement director, and the Company and the other Parties hereby agree to take all actions necessary to cause, and not to take any action that interferes or would reasonably be expected to interfere with, the election of such designee to fill such vacancy.

(b) Notwithstanding any other provision in this Section 2:

(i) The obligations of the Company under this Agreement to nominate an OPT Director, or to appoint a replacement thereto, and to appoint such OPT Director to serve on the Committees (as defined in Section 3(a)), shall only apply if OPT and any entity in which OPT holds directly or indirectly at least 40% of the equity interests or shares directly or indirectly own an aggregate of at least 1,000,000 shares of Common Stock, $0.01 par value per share, of the Company (“Common Stock”) (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by OPT and/or any entity in which OPT holds directly or indirectly at least 40% of the equity interests or shares into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by OPT and/or any entity in which OPT holds directly or indirectly at least 40% of the equity interests or shares whether or not exercisable); provided, that, the Company shall remain obligated to nominate an OPT Director, or to appoint a replacement thereto, and to appoint such OPT Director to serve on Committees, to the extent the period during which OPT and the entities in which OPT holds directly or indirectly at least 40% of the equity interests or shares fail to meet the threshold set forth in this Section 2(b)(i) does not exceed 30 consecutive days during any 12-month period beginning after the date of this Agreement and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held. If, at any time, OPT is no longer entitled to nominate the OPT Director, OPT shall cause the OPT Director to promptly resign as a member of the Board and from any Committees thereof.

(ii) The obligations of the Company under this Agreement to nominate a DB Director, or to appoint a replacement thereto, and to appoint such DB Director to serve on the Committees, shall only apply if DB and its Affiliates directly or indirectly own an aggregate of at least 500,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by DB and/or its Affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by DB and/or its Affiliates whether or not exercisable); provided, that, the Company shall remain obligated to nominate a DB Director, or to appoint a replacement thereto, and to appoint such DB Director to serve on Committees, to the extent the period during which DB and its Affiliates fail to meet the threshold set forth in this Section 2(b)(ii) does not exceed 30 consecutive days during any 12-month period beginning after the date of this Agreement and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held. If, at any time, DB is no longer entitled to nominate the DB Director, DB shall cause the DB Director to promptly resign as a member of the Board and from any Committees thereof.

(iii) The obligations of the Company under this Agreement with respect to the nomination of EL Directors, or the appointment of replacements thereto, and the right of EL to participate in the designation of the Group Director, shall be subject to the following provisions:

(A) if, for more than 30 consecutive days during any 12-month period beginning after the date hereof and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held, EL and its Affiliates cease to own, directly or indirectly, an aggregate of at least 3,680,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by EL and its Affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by EL and its Affiliates whether or not exercisable), then the obligations of the Company under Section 2(a) of this Agreement shall thereafter only apply with respect to one EL Director and shall be terminated with respect to the second EL Director;

(B) if, for more than 30 consecutive days during any 12-month period beginning after the date hereof and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held, EL and its Affiliates cease to own, directly or indirectly, an aggregate of at least 2,450,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by EL and its Affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by EL and its Affiliates whether or not then exercisable), then the obligations of the Company under Section 2(a) of this Agreement shall thereafter be terminated; and

(C) if, for more than 30 consecutive days during any 12-month period beginning after the date hereof and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held, EL and its Affiliates cease to own, directly or indirectly, an aggregate of at least 1,225,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by EL and its Affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by EL and its Affiliates whether or not then exercisable), then the right of EL to participate in the designation of the Group Director shall thereafter be terminated.

(c) The Company shall give EL, OPT and DB written notice (the “Company Designation Request”) (i) requesting that the Parties designate directors pursuant to the terms of this Agreement, (ii) stating the Company’s intention to include such designees in its upcoming proxy statement to stockholders, and (iii) providing the date on which the proxy statement is to be mailed (the “Mailing Date”), such Company Designation Request to be delivered not less than 45 days prior to the mailing date of such proxy statement. To designate a director pursuant to the provisions of this Section 2, each of EL, OPT and DB shall be required to have given the Company written notice of such Party’s designee or designees, as applicable, together with all information relating to such designee or designees required to be included by the Company in such proxy statement under applicable laws, including the federal proxy rules (the “Designation Notice”), on or before the tenth day prior to the Mailing Date (the “Designation Date”). If OPT or DB shall have failed to designate its proposed OPT Director or DB Director (provided, that OPT or DB, as applicable, still has the right to designate such director), respectively, by the Designation Date, such OPT Director or DB Director shall (i) instead be designated by EL who shall deliver not later than two days before the Mailing Date (the “Final Designation Date”) to the Company a Designation Notice with respect to such director, together with an irrevocable resignation from such director that shall be effective as of any date on which OPT or DB designates the OPT Director or DB Director, respectively, and such director shall, if elected, serve until the earlier of (x) the next annual meeting of the Company’s stockholders and until his or her successor is duly elected and qualified or (y) in accordance with the foregoing irrevocable designation, the date on which OPT or DB, as applicable, designates the OPT Director or DB Director, respectively, (ii) be an Independent Director, (iii) assume all Committee positions previously held by the prior OPT Director or DB Director, as applicable, and (iv) otherwise be deemed the OPT Director or the DB Director, as applicable, for purposes of this Agreement. Notwithstanding the foregoing sentence, if OPT or DB, as applicable, shall have failed to submit its Designation Notice by the Designation Date but subsequently delivers its Designation Notice by the Final Designation Date, then any Designation Notice with respect to such OPT Director or DB Director by EL shall be automatically deemed to have been withdrawn, and the OPT Director or DB Director, as applicable, shall instead be designated in accordance with the Designation Notice submitted by OPT or DB.

(d) If a vacancy shall have occurred for a member of the Board who is an OPT Director or DB Director, and OPT or DB, respectively, still has the right to designate a director to fill such vacancy, yet a replacement OPT Director or DB Director shall not have been designated by OPT or DB, as applicable, pursuant to Section 2(a) for a period of more than 45 days after a vacancy in such position has occurred, then and until such replacement is so named, the replacement director for the OPT Director or DB Director shall (i) be designated by

EL (provided, that EL obtains and delivers an irrevocable resignation for such designee containing a provision that the resignation is effective as of any date on which OPT or DB, as applicable, designates the OPT Director or the DB Director, respectively) to serve until the earlier of (x) the next annual meeting of the Company’s stockholders and until his or her successor is duly elected and qualified, or (y) in accordance with the irrevocable resignation from such replacement director delivered concurrently with his or her designation by EL, the date on which a replacement director is designated by OPT or DB, as applicable, (ii) be an Independent Director, (iii) assume all Committee positions previously held by the prior OPT Director or DB Director, as applicable, and (iv) otherwise be deemed the OPT Director or DB Director, as applicable, for purposes of this Agreement.

(e) If during the pendency of any period during which a Party (or any permitted assignee thereof) satisfies its requirements under paragraph (b) of this Section 2 with respect to its right to participate in the designation of the Group Director, yet such Party fails or declines to participate in such designation, the remaining Parties otherwise entitled to participate in the designation of such Group Director shall, by themselves, be entitled to designate the Group Director.

3. Committee Representation.

(a) On or prior to the Effective Date, the Company and the other Parties agree to take all corporate and other actions necessary to increase the number of directors on the Board’s (i) Audit Committee, (ii) Compensation Committee, and (iii) Nominating and Corporate Governance Committee (each, a “Committee” and collectively, the “Committees”) to permit the iStar Director to be appointed to each such Committee.

(b) On or prior to the Effective Date, the Company and the other Parties agree to take all corporate and other actions necessary to cause a LATA Director (other than Stanley J. Olander, Jr.) (for so long as he or she qualifies as an Independent Director and is willing to serve as a member of a Committee), any OPT Director elected to the Board (for so long as he or she qualifies as an Independent Director and is willing to serve as a member of a Committee), any DB Director elected to the Board (for so long as he or she qualifies as an Independent Director and is willing to serve as a member of a Committee), the iStar Director (for so long as he or she is willing to serve as a member of a Committee and, for so long as no Event of Default has occurred, he or she qualifies as an Independent Director) and the Group Director (and any successor thereto) to be appointed, and thereafter to be re-appointed, to serve on each of the Committees. Notwithstanding the foregoing, at such time that holders of Series D Preferred Stock elect a BREDS Director or an iStar Director, the Company and the other Parties agree to take all corporate and other actions necessary to cause the BREDS Director and the iStar Director (for so long as they are each willing to serve as a member of a Committee and, for so long as no Event of Default has occurred, they each qualify as an Independent Director) to be appointed, and thereafter to be re-appointed, to serve on each of the Committees. If (i) at any time, the Board determines that a LATA Director (other than Stanley J. Olander, Jr.), any member of the Board who is an OPT Director, or any member of the Board who is a DB Director and (ii) for so long as no Event of Default has occurred, the Board determines that a member of the Board who is an iStar Director or a member of the Board who is a BREDS Director does not qualify as an Independent Director, the Company shall give prompt written notice to the Parties of such determination and the basis therefor. Upon making such determination (or receiving notice thereof), the Company, OPT, DB, iStar or BREDS (as applicable) shall cause the LATA Director (other than Stanley J. Olander, Jr.), the OPT Director, the DB Director, the iStar Director or the BREDS Director, as applicable, to resign from all Committees as soon as reasonably practical. For avoidance of doubt, (i) the OPT Director, the iStar Director and the BREDS Director shall not be required to serve as a member of any Committee, (ii) the OPT Director, the iStar Director and the BREDS Director may resign from any Committee at any time, and (iii) OPT may waive its rights to have the OPT Director serve on any Committee, and any such waiver, if given, shall be in writing, may be rescinded by OPT at any time and shall be effective until rescinded by OPT, the next annual meeting of the Company’s stockholders at which directors of the Company are elected or, if expressly stated in such waiver, such other period as is otherwise set forth therein.

4. Election of Joseph G. Lubeck as Executive Chairman of the Board. Effective as of the Effective Date, and thereafter for as long as Joseph G. Lubeck continues to serve as a director of the Company, whether pursuant to the terms hereof or otherwise, the Parties agree to take all corporate and other actions necessary to cause him to be elected as the Company’s Executive Chairman of the Board.

5. Voting. From and after the Effective Date:

(a) Each of DB, EL, iStar, BREDS, Joseph G. Lubeck and Edward M. Kobel agrees (i) to vote (or cause to be voted) all shares of the Company’s Capital Stock directly or indirectly owned by it, its Affiliates or its Related Persons and entitled to vote, in favor of the election or re-election, as the case may be, of the directors designated by EL (excluding directors designated by EL on behalf of OPT or DB pursuant to Section 2(c) or Section 2(d)) as provided in this Agreement at any meeting (or written consent in lieu of a meeting) of the Company’s stockholders held to consider the election of any such designated director and (ii) not to take any action that interferes or would reasonably be expected to interfere with the election or re-election of each iStar Director or BREDS Director designated by the iStar Representative and the BREDS Representative pursuant to the terms of this Agreement and the Articles Supplementary. For the avoidance of doubt, EL, iStar and BREDS shall not be obligated to vote (or cause to be voted) any shares of the Company’s Capital Stock directly or indirectly owned by it, its Affiliates or its Related Persons and entitled to vote in favor of the election or re-election, as the case may be, of the directors designated by OPT and DB (including directors designated by EL on behalf of OPT or DB pursuant to Section 2(c) or Section 2(d)).

(b) Each of DB and EL agrees to vote all shares of the Company’s Capital Stock directly or indirectly owned by it and entitled to vote, in favor of any resolution or proposal recommended by the Board and submitted to a vote of stockholders of the Company with respect to any of the following matters:

(i) an acquisition of assets by the Company or the Operating Partnership, or by any direct or indirect subsidiary thereof, and the issuance of shares of Capital Stock by the Company or OP Units exchangeable for, or convertible into, shares of Capital Stock of the Company, with respect to such acquisition;

(ii) amendments to the Company’s charter or bylaws;

(iii) a merger or consolidation of the Company with or into another entity; or

(iv) a sale of assets by the Company or the Operating Partnership, or by any direct or indirect subsidiary thereof.

(c) Nothing in paragraphs (a) or (b) above shall be deemed to (i) require any Party to vote its shares of the Company’s Capital Stock in support of a resolution that would cause a violation by the Company or its subsidiaries of applicable law or a breach of a covenant under the terms of the Series D Preferred Stock, Series D Preferred Partnership Units, shares of common stock of the Company issuable to iStar and BREDS in connection with a redemption of the Series D Preferred Stock in exchange for Series D Preferred Partnership Units (the “Series D Common Stock”), the SPA, the Pledge Agreement, dated as of June 28, 2013 (the “Pledge Agreement”), by and among the Company, the Operating Partnership, iStar and BREDS or any other Transaction Document (as defined in the Articles Supplementary); (ii) require any Party to vote its shares of the Company’s Capital Stock in any particular manner (1) with respect to any matter that requires the consent or waiver of such Party under the Series D Preferred Stock, Series D Preferred Partnership Units, Series D Common Stock, the SPA, the Pledge Agreement or any other Transaction Document (as defined in the Articles Supplementary) or (2) that would trigger an optional redemption right under the Articles Supplementary with respect to the Series D Preferred Stock unless the Company has sufficient funds set aside to redeem the Series D Preferred Stock in full; or (iii) require any Party to vote its shares of the Company’s Capital Stock in any particular manner with respect to any class specific vote in which such Party is entitled to vote. An affirmative vote by OPT, DB, iStar or BREDS pursuant to paragraph (a) or (b) of this Section 5 shall not be deemed a consent or waiver by it pursuant to the terms of the Series D Preferred Stock, Series D Preferred Partnership Units or Series D Common Stock, respectively.

6. Severalty of Obligations. The obligations under this Agreement of each Party are the separate and several obligations of that Party and are not joint obligations with respect to any other Person. No failure by any Party to perform its obligations under this Agreement shall relieve any other Party of any of its obligations hereunder, and no Party shall be responsible or liable for the obligations of, or any action taken or omitted to be taken by, any other Party hereunder.

7. Expiration.

(a) Notwithstanding anything herein to the contrary, EL’s, OPT’s and DB’s (and their permitted assignees’) respective rights, undertakings and obligations under this Agreement shall be deemed to have expired and to be without any further force and effect upon consummation of the IPO; provided, however, that notwithstanding the foregoing:

(i) the obligations of the Company under this Agreement to nominate an OPT Director for election or re-election to the Board shall continue until and including the earlier of (i) the second annual meeting of the Company’s stockholders following the consummation of the IPO, or (ii) OPT and each entity in which OPT holds directly or indirectly at least 40% of the equity interests or shares ceasing to own directly or indirectly an aggregate of at least 1,000,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by OPT and/or each entity in which OPT holds directly or indirectly at least 40% of the equity interests or shares into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by OPT and/or any entity in which OPT holds directly or indirectly at least 40% of the equity interests or shares, whether or not exercisable) for more than 30 consecutive days during any 12-month period beginning after the date of this Agreement and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held; it being agreed and understood that if, at any time, OPT is no longer entitled to designate the OPT Director, OPT shall cause any OPT Director serving as a director to promptly resign as a member of the Board and from any Committees thereof;

(ii) the obligations of the Company to nominate a DB Director for re-election to the Board shall continue to apply until and including the earlier of (i) the second annual meeting of the Company’s stockholders following the consummation of the IPO, or (ii) DB and its Affiliates ceasing to own directly or indirectly an aggregate of at least 500,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by DB and/or its Affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by DB and/or its Affiliates whether or not exercisable) for more than 30 consecutive days during any 12-month period beginning after the date of this Agreement and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held; it being agreed and understood that if, at any time, DB is no longer entitled to designate the DB Director, DB shall cause any DB Director serving as a director to promptly resign as a member of the Board and from any Committees thereof; and

(iii) the obligations of the Company to nominate (i) two EL Directors shall continue to apply until EL and its Affiliates cease to own, directly or indirectly, an aggregate of at least 3,680,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by EL and/or its Affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by EL and/or its Affiliates whether or not exercisable), and (ii) one EL Director shall continue to apply until EL and its Affiliates cease to own, directly or indirectly, an aggregate of at least 2,450,000 shares of Common Stock (assuming conversion of each interest in the Operating Partnership owned directly or indirectly by EL and its Affiliates into one share of Common Stock and the full exercise of any outstanding and unexpired Warrants owned directly or indirectly by EL and/or its Affiliates whether or not then exercisable), in either such case for more than 30 consecutive days during any 12-month period beginning after the date hereof and ending on the date that is 120 days prior to the first anniversary of the date on which the Company’s immediately preceding annual meeting of stockholders was held; it being agreed and understood that if, at any time, EL loses the right to designate one or both EL Directors to the Board, EL shall cause one or both persons, as applicable, designated by it then serving as a director, if any, to promptly resign as a member or members of the Board and from any Committees thereof.

For purposes of this Agreement, “consummation of the IPO” shall mean the initial closing (without regard for any closing of any associated “green shoe”) of the first underwritten public offering of shares of the Common Stock registered under the Securities Act of 1933, as amended, that occurs after the Effective Date and in conjunction with which shares of Common Stock are listed for trading on the New York Stock Exchange.

(b) iStar’s and BREDS’s respective rights, undertakings and obligations under this Agreement shall survive indefinitely (including after the consummation of the IPO) until all shares of Series D Preferred Stock and Series D Common Stock shall have been redeemed by the Company and all Series D Preferred Partnership Units shall have been redeemed by the Operating Partnership.

8. Irrevocable Proxies.

(a) iStar Representative Proxy. Each of iStar and BREDS hereby appoints the iStar Representative as its proxy and attorney-in-fact, with full power of substitution and resubstitution (i) to attend any meeting of stockholders of the Company, and any adjournment or postponement thereof, called for the purpose of electing the iStar Director or filling a vacancy with respect to the directorship of the iStar Director (an “iStar Director Matter”), (ii) to cast on behalf of iStar and BREDS all votes that it is entitled to cast on such iStar Director Matter at any such meeting (or by written or electronic consent in lieu of any such meeting) and (iii) otherwise to represent it in connection with such iStar Director Matter at any such meeting with all powers possessed by it if personally present. This proxy and power of attorney is given to secure the performance of the obligations of iStar and the iStar Representative under this Agreement. Each of iStar and BREDS shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each of iStar and BREDS shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by each of iStar and BREDS with respect to an iStar Director Matter. The power of attorney granted by each of iStar and BREDS herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of any Person comprising iStar or BREDS (as applicable). The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

(b) BREDS Representative Proxy. Each of iStar and BREDS hereby appoints the BREDS Representative as its proxy and attorney-in-fact, with full power of substitution and resubstitution (i) to attend any meeting of stockholders of the Company, and any adjournment or postponement thereof, called for the purpose of electing the BREDS Director or filling a vacancy with respect to the directorship of the BREDS Director (a “BREDS Director Matter” ), (ii) to cast on behalf of iStar and BREDS all votes that it is entitled to cast on such BREDS Director Matter at any such meeting (or by written or electronic consent in lieu of any such meeting) and (iii) otherwise to represent it in connection with such BREDS Director Matter at any such meeting with all powers possessed by it if personally present. This proxy and power of attorney is given to secure the performance of the obligations of BREDS and the BREDS Representative under this Agreement. Each of iStar and BREDS shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each of iStar and BREDS shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by BREDS with respect to a BREDS Director Matter. The power of attorney granted by each of iStar and BREDS herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of any Person comprising iStar or BREDS (as applicable). The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

(c) Other than Section 17-105 of the Maryland General and Limited Power of Attorney Act (17-101 et seq. of the Estates and Trusts Article of the Annotated Code of Maryland) (the “Power of Attorney Act”), the provisions of this Section 8 are not subject to the Power of Attorney Act.

9. Other Agreements. The Company hereby agrees (i) that it is bound by, is subject to, and shall comply with, the provisions contained in Schedule 2 of this Agreement (ii) to revoke its election to be subject to Section 3-804(a) and Section 3-805 of the Maryland General Corporation Law and (iii) that notwithstanding Section 6.2.8 of the Charter, it shall not reduce, or take any action to reduce, the Common Ownership Limit or the Aggregate Stock Ownership Limit (in each case, as defined in the Charter). iStar and BREDS acknowledge and agree that the Company and the Component Entities are borrowers under the Senior Credit Facility and may, without the prior approval of iStar and BREDS, incur Indebtedness and grant Liens with respect thereto from time to time so long as an Event of Default has not occurred and would not result from or arise out of such incurrence or grant.

10. Miscellaneous Provisions.

(a) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic means shall be considered original executed counterparts for purposes of this Section 10.

(b) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if delivered personally, (ii) when sent by electronic mail or facsimile (which is confirmed by the intended recipient) and (iii) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to EL, to:

Elco Landmark Residential Holdings LLC

825 Parkway Street

Jupiter, Florida 33477

Attention: Joseph G. Lubeck, Chief Executive Officer

Fax: (561) 745-8745

Email: jlubeck@landmarkresidential.com

a copy to (which shall not constitute notice):

Goulston & Storrs P.C.

750 Third Avenue

New York, New York 10017

Attention: Yaacov M. Gross, Esq.

Fax: (212) 878-5527

Email: ygross@goulstonstorrs.com

If to the Company, to:

Landmark Apartment Trust of America, Inc.

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

Attention: Stanley J. Olander, Jr.

Fax: (804) 237-1345

Email: jolander@atareit.com

with a copy to (which shall not constitute notice):

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: Daniel M. LeBey, Esq.

Fax: (804) 788-8218

Email: dlebey@hunton.com

If to OPT, to:

2335887 Ontario Inc.

1 Adelaide Street E.

Suite 1200

Toronto, Ontario M5C 3A7

Canada

Attention: Robert A. S. Douglas

Fax: (416) 681-2500

Email: rdouglas@optrust.com

with a copy to (which shall not constitute notice):

Davies Ward Phillips & Vineberg LLP

900 Third Avenue, 24th Floor

New York, New York 10022

Attention: Jeffrey Nadler, Esq.

Fax: (212) 308-0132

Email: jnadler@dwpv.com

If to DB, to:

DeBartolo Development LLC

4401 W. Kennedy Boulevard, 3rd Floor

Tampa, Florida 33609

Attention: Edward M. Kobel

Fax: (813) 676-7696

Email: ekobel@debartolodevelopment.com

with a copy to (which shall not constitute notice):

Gray Robinson, P. A.

201 N. Franklin Street, Suite 2200

Tampa, Florida 33602

Attention: Michael J. Nolan, Esq.

Fax: (813) 273-5039

Email: Michael.nolan@gray-robinson.com

If to iStar, to:

iStar Financial Inc.

1114 Avenue of the Americas

New York, New York 10036

Fax: (212) 930-9494

Attention: Chief Executive Officer, with a copy to

Chief Legal Officer

Email:  jsugarman@istarfinancial.com

nmatis@istarfinancial.com

with a copy to (which shall not constitute notice) (iStar’s counsel):

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Kathleen L. Werner, Esq.

Fax: (212) 878- 8375

Email: Kathleen.Werner@CliffordChance.com

If to BREDS, to:

BREDS II Q Landmark LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention: Randall Rothschild

Telephone: (212) 583-5787

Fax: (646) 253-8405

Email: rothschild@BREDS.com

with a copy to (which shall not constitute notice) (BREDS’s counsel):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Andrew Dady, Esq.

Fax: (212) 351-6211

Email: ADady@gibsondunn.com

Each Party shall be entitled to receive a copy of all notices, requests, demands and other communications under this Agreement.

(c) Governing Law; Jurisdiction and Venue.

(i) This Agreement shall be governed by and construed in accordance with,the laws of the State of Maryland without regard, to the fullest extent permitted by law, to the conflicts of law provisions thereof which might result in the application of the laws of any other jurisdiction.

(ii) Each Party agrees that any Proceeding for any Claim arising out of or related to this Agreement or the transactions contemplated hereunder, whether in tort or contract or at law or in equity, shall be brought only in either the United States District Court for the Eastern District of New York or in the United States District Court for the Southern District of New York (each, a “Chosen Court”), and each Party irrevocably (w) submits to the jurisdiction of the Chosen Courts (and of their appropriate appellate courts), (x) waives any objection to laying venue in any such Proceeding in either Chosen Court, (y) waives any objection that such Chosen Court is an inconvenient forum for the Proceeding, and (z) agrees that, in addition to other methods of service provided by law, service of process in any such Proceeding shall be effective if provided in accordance with paragraph (b) of this Section 10, and the effective date of such service of process shall be as set forth in paragraph (b) above.

(d) Entire Agreement. This Agreement (including its exhibits, appendices and schedules), the Articles Supplementary and the other documents delivered pursuant to or in connection with this Agreement (including, with respect to iStar, BREDS and the Company only, the other Transaction Documents) constitute a complete and exclusive statement of the agreement between the Parties with respect to its subject matter, and supersedes all other prior agreements, arrangements or understandings by or between the Parties, written or oral, express or implied, including the Existing Corporate Governance Agreement, with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person that is not a Party (or their successors and assigns) any rights or remedies hereunder. In the event of a conflict between this Agreement and the Articles Supplementary, the terms and conditions of the Articles Supplementary shall control.

(e) Specific Performance. The Parties acknowledge and agree that a breach or threatened breach of any agreement contained herein will cause irreparable damage, and the other Parties will have no adequate remedy at law or in equity. Accordingly, each Party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief.

(f) Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties. With respect to EL, OPT and DB, this Agreement and all the provisions hereof are personal to each of the Parties, and except as otherwise provided below, shall not inure to a Party’s respective successors and may not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) by such Party without the prior written consent of the other Parties. Notwithstanding the foregoing, with respect to iStar and BREDS, this Agreement and the rights hereunder may be freely assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) (subject to Section 10(f)(i)(C)) (provided, that, such assignment or transfer complies with the provisions set forth in Section 10(f)(i)). Any assignment or transfer in violation of the foregoing shall be void and of no effect.

(i) iStar’s and BREDS’s ability to assign or transfer their respective rights under this Agreement (which, for purposes hereof, shall be deemed to include (x) the rights of the iStar Representative and the BREDS Representative (as applicable) and (y) any agreement by iStar and BREDS to exercise their respective rights hereunder on behalf of, under the direction or consent of, or in coordination with an assignee) shall be subject to the following additional provisions (except that the provisions of clauses (A), (B), (C) and (E) below shall not apply if such assignment is to EL, iStar or BREDS (as applicable) and the provisions of clauses (A), (B) and (C) below shall not apply if such assignment is to one of iStar’s or BREDS’s Affiliates):

(A) from the date hereof until the second anniversary of the Effective Time, any assignment or transfer of the right to designate an iStar Director or a BREDS Director (the “Director Designation Right”) under this Agreement shall be subject to the prior consent of the Board, such consent not to be unreasonably withheld, conditioned or delayed; provided, that, consent of the Board shall not be required for any assignment or transfer of (i) the Director Designation Right with respect to the iStar Director to BREDS, (ii) the Director Designation Right with respect to the BREDS Director to iStar or (iii) any Director Designation Right that is effected after the occurrence of an Event of Default;

(B) from the second anniversary of the Effective Time until the fifth anniversary of the Effective Time, iStar or BREDS may only assign or transfer its respective Director Designation Right to an Institutional Lender; provided, that, during such period, iStar or BREDS shall not be required to assign or transfer its Director Designation Right to an Institutional Lender, and may instead assign or transfer such right to any Person it desires, if such assignment or transfer is effected after the occurrence of an Event of Default;

(C) so long as no Event of Default has occurred and continued for 60 days or more, iStar or BREDS may not assign or transfer its Director Designation Right to any Person that is a Competitor of the Company;

(D) any assignment of rights under this Agreement by iStar or BREDS shall be in writing, and the assignor Party shall have delivered a fully executed copy of such assignment to the Company and the other Parties; and

(E) any assignee or transferee of iStar or BREDS shall have executed a joinder to this Agreement whereby such assignee shall have agreed to be bound by all of the provisions of this Agreement to the same extent, mutatis mutandis, applicable to iStar or BREDS, respectively, including without limitation, the provisions set forth in Sections 5(a), 5(b) 8(a) and 8(b) of this Agreement.

(ii) EL may assign its rights under this Agreement to an Affiliate of Elco, NA or of Joseph G. Lubeck, which assignee shall thereafter succeed to all of EL’s rights and obligations under this Agreement; provided, that:

(A) any assignment of rights under this Agreement by EL shall be in writing, and the assignor Party shall have delivered a fully executed copy of such assignment to the Company and the other Parties; and

(B) any assignee or transferee of El shall have executed a joinder to this Agreement whereby such assignee shall have agreed to be bound by all of the provisions of this Agreement to the same extent, mutatis mutandis, as applicable to EL, including without limitation, the provisions set forth in Sections 5(a) and 5(b) of this Agreement.

(g) Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

(h) Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by (i) the Company, (ii) each Party then entitled to designate a director of the Company pursuant to the provisions hereof (including, for the avoidance of doubt, BREDS, even if its right to designate a director pursuant to Section 1(f) is not yet effective) and (iii) Joseph G. Lubeck and Edward M. Kobel (for the limited purpose of amending the first sentence of Section 5(a) as it relates to Joseph G. Lubeck and Edward M. Kobel) (each Party described in this clause (ii) being an “Amending Party,” it being understood, for purposes of this Section 10(h), that no Party entitled at any time to designate a director hereunder shall cease to be an Amending Party unless and until such Party shall have expressly and permanently surrendered, forfeited or assigned any and all of such designation rights). Any Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision hereof on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

(i) Interpretation; Absence of Presumption.

(i) For the purposes hereof, (A) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (B) the terms “hereof,” “herein,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and paragraph references are to the Articles, Sections, Schedules and paragraphs to this Agreement unless otherwise specified; (C) all Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein; (D) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; (E) the word “or” shall not be exclusive; (F) provisions shall apply, when appropriate, to successive events and transactions; (G) “dollar” or “$” means lawful currency of the United States.

(ii) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(iii) Capitalized terms used herein but not otherwise defined shall have the following meanings:

(A) “Affiliates” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise. BREDS, iStar and the Company shall not be considered Affiliates of one another. Except as otherwise expressly provided, the Affiliates of EL shall be limited to Joseph Lubeck, Elco Holdings Ltd. and their respective Controlled Affiliates. Notwithstanding the foregoing, for purposes of this Agreement and the other Transaction Documents, iStar Financial, BREDS Financial and the Company shall not be considered Affiliates of one another.

(B) “Applicable Capitalization Rate” shall have the meaning ascribed to it in the Articles Supplementary.

(C) “Approved Budget” means the budget of the Company for a fiscal year that has been approved by the iStar Representative and the BREDS Representative in accordance with Section 2(b) of Schedule 2.

(D) “Articles Supplementary” means the Company’s Articles Supplementary for the Series D Preferred Stock.

(E) “Asset Disposition Plan” shall have the meaning ascribed to it in the Articles Supplementary.

(F) “Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

(G) “BREDS Group Holders” shall have the meaning ascribed to it in Section 3(b)(i) of Schedule 2.

(H) “BREDS Group Shares” shall have the meaning ascribed to it in Section 3(b)(i) of Schedule 2.

(I) “BREDS Representative” shall have the meaning ascribed to it in Section 3(b)(i) of Schedule 2.

(J) “Business Day” means each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

(K) “Capital Stock” means all classes or series of stock of the Company as may be authorized from time to time, including, without limitation, Common Equity and the Series D Preferred Stock.

(L) “Capital Transaction” means the refinancing, sale, exchange, condemnation, recovery of a damage award or insurance proceeds (other than business or rental interruption insurance proceeds not reinvested in the repair or reconstruction of real property) or other disposition of any real property or interest (including equity capital transactions) therein.

(M) “Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the Original Issue Date by any Person or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), other than pursuant to a Qualified Contribution Transaction, of more than 50% of the voting rights or equity interests in the Company; (ii) a merger or consolidation of the Company or a sale of 50% or more of the assets of the Company in one or a series of related transactions, unless (A) following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least 50% of the voting rights and equity interests in the surviving entity or acquirer of such assets, as applicable, or (B) the merger or consolidation is pursuant to a Qualified Contribution Transaction; (iii) a recapitalization, reorganization or other transaction involving the Company (excluding any IPO) that constitutes or could result in a transfer of more than 50% of the voting rights in the Company, other than pursuant to a Qualified Contribution Transaction; or (iv) the execution by the Company or its controlling stockholders of an agreement providing for or that will, upon consummation of the transactions contemplated thereby, result in any of the foregoing events.

(N) “Charter” means the Articles of Amendment and Restatement of the Company dated as of July 18, 2006, as amended by the Articles of Amendment dated as of December 7, 2007, the Second Articles of Amendment dated as of June 22, 2010, the Third Articles of Amendment dated as of December 28, 2010, and as amended and restated as of June 13, 2013, including as amended on the date hereof and as may thereafter be amended or restated.

(O) “Claim” means any claim or demand, or assertion of either of any claim or demand, by any Person (except for those included in the definition of “Proceeding”).

(P) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(Q) “Common Equity” shall mean all shares now or hereafter authorized of any class of common stock of the Company, including the Common Stock, and any other common stock of the Company, howsoever designated or authorized after the date hereof, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Common Stock.

(R) “Common Stock” means the common stock, $.01 par value per share, of the Company.

(S) “Common Units” means all common units of partnership interest now outstanding or hereafter authorized of any class of partnership interest of the Operating Partnership, howsoever designated, which has the right (subject always to prior rights of any class or series of preferred units) to participate in the distribution of the assets and earnings of the Operating Partnership without limit as to amount.

(T) “Competitor” means a Person that owns, directly or indirectly, 10,000 or more apartment units and that acquires, owns or leases such apartment units as its primary business, it being agreed and understood that such definition shall be deemed to not include any Person that is an investment bank, insurance company, trust company, commercial credit company, pension plan, pension fund, government entity or plan.

(U) “Component Entity” means any Person controlled by the Company or in which the Company holds any direct or indirect Equity Interest.

(V) “Control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

(W) “Current Dividend” shall have the meaning ascribed to it in the Articles Supplementary.

(X) “Dividend Period” shall have the meaning ascribed to it in the Articles Supplementary.

(Y) “Equity Interest” means (i) in the case of a corporation, shares of stock, (ii) in the case of a general or limited partnership, partnership interests, (iii) in the case of a limited liability company, limited liability company interests, (iv) in the case of a trust, beneficial interests, and (v) in the case of any other Person that is not an individual, the comparable interests therein.

(Z) “Event of Default” shall have the meaning ascribed to it in the Articles Supplementary.

(AA) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(BB) “Existing Property” means any Property owned by the Company or any Component Entity as of the date hereof.

(CC) “Fifth Year Redemption” shall have the meaning ascribed to it in the Articles Supplementary.

(DD) “Future Property” means any Property acquired by, or contributed to, the Company or any Component Entity after the date hereof.

(EE) “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

(FF) “Governmental Authority” means (i) anybody exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental agency, department, board, commission or other instrumentality, whether national, territorial, federal, state, provincial, local, supranational or other authority, (ii) any organization of multiple nations, or (iii) any tribunal, court or arbitrator of competent jurisdiction.

(GG) “Guaranty” means any guaranty of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take or pay contract, or to maintain the capital, working capital, solvency, or general financial condition of such obligor, whether or not any such arrangement is reflected on the balance sheet of such other Person or referred to in a note thereto.

(HH) “Indebtedness” means, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, but in any event including: (i) all obligations for borrowed money; (ii) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables, and other current liabilities payable in less than one year, in each case incurred in the ordinary course of business on terms customary in the trade); (iii) all obligations evidenced by notes, bonds, debentures, acceptances, or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account; (iv) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or rent from any property or assets now or hereafter owned or acquired by such Person; (v) all obligations for which such Person is obligated pursuant to a Guaranty; (vi) all obligations under leases required to be capitalized in accordance with GAAP; (vii) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements; and (viii) all obligations of such Person upon which interest charges are customarily paid or accrued; provided, however, that Indebtedness shall not include the Series D Preferred Stock and the Series D Preferred Partnership Units.

(II) “Independent REIT Review” shall mean a review of the matters pertaining to the Company’s qualification as a REIT under the Code conducted pursuant to Section 2(c) of Schedule 2.

(JJ) “Institutional Lender” shall have the meaning set forth on Schedule 1.

(KK) “IPO” shall mean the consummation of the initial closing (without regard for any closing of any associated “green shoe”) of the first underwritten public offering of shares of Common Stock registered under the United States Securities Act of 1933, as amended, that occurs after the Original Issue Date and, in conjunction with which, such shares of Common Stock are listed for trading on the NYSE.

(LL) “iStar Group Holders” shall have the meaning ascribed to it in Section 3(a)(i) of Schedule 2.

(MM) “iStar Group Shares” shall have the meaning ascribed to it in Section 3(a)(i) of Schedule 2.

(NN) “iStar Representative” shall have the meaning ascribed to it in Section 3(a)(i) of Schedule 2.

(OO) “Junior Stock” means, as the case may be, (i) the Common Equity and any other class or series of stock of the Company which is not entitled to receive any dividends in any period unless all dividends required to have been paid or declared and set apart for payment on the Series D Preferred Stock (and any Parity Stock) shall have been so paid or declared and set apart for payment, (ii) the Common Equity and any other class or series of stock of the Company which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Company until the Series D Preferred Stock (and any Parity Stock) shall have received the entire amount to which such Series D Preferred Stock (and any Parity Stock) is entitled upon such liquidation, dissolution or winding up or (iii) the Common Equity and any other class or series of stock of the Company ranking junior to the Series D Preferred Stock (and any Parity Stock) in respect of the right to redemption.

(PP) “Key Person” shall have the meaning ascribed to it in the Articles Supplementary.

(QQ) “Lien” means any security interest, lien, pledge (including any negative pledge or cash pledge), charge, encumbrance, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment or obligation, relating in any way to credit or the borrowing of money.

(RR) “Limited Partnership Agreement” shall mean that certain Agreement of Limited Partnership of the Operating Partnership, as such agreement may be amended from time to time.

(SS) “Mandatory Redemption Date” shall have the meaning ascribed to it in the Articles Supplementary.

(TT) Material Contract” means any contract, agreement or arrangement or other binding obligation, whether written or oral (including, without limitation, loan documents, material term sheets, commitment letters and agreements relating to any construction project) either (i) not contemplated by the Approved Budget then in effect or (ii) pursuant to which the Company and/or any Component Entity is entitled to receive, or obligated to pay, more than $1,000,000 in any fiscal year or (iii) that requires the Company or any Component Entity to redeem any shares of Capital Stock of the Company or any Component Entity in cash or, other than pursuant to a Qualified Contribution Transaction, in-kind.

(UU) “Maximum Preferred Equity Investment LTV” shall have the meaning ascribed to it in the Articles Supplementary.

(VV) “Maximum Senior Loan LTV Ratio” shall have the meaning ascribed to it in the Articles Supplementary.

(WW) “Minimum Senior Loan Debt Yield” shall have the meaning ascribed to it in the Articles Supplementary.

(XX) “Miscellaneous Amounts” shall have the meaning ascribed to it the Articles Supplementary.

(YY) “Net Operating Cash Flow” shall have the meaning ascribed to it in the Articles Supplementary.

(ZZ) “Optional Redemption Event” shall have the meaning ascribed to it in the Articles Supplementary.

(AAA) “Original Issue Price” shall have the meaning ascribed to it in the Articles Supplementary.

(BBB) “Parity Stock” means, as the case may be, (i) any class or series of stock of the Company which is entitled to receive payment of dividends on a parity with the Series D Preferred Stock, (ii) any class or series of stock of the Company which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Company on a parity with the Series D Preferred Stock or (iii) any class or series of stock of the Company which is entitled to receive payment upon redemption thereof on a parity with the Series D Preferred Stock.

(CCC) “Permitted Budget Variance” shall mean, with respect to any top level line item category in the Approved Budget (e.g., ADV-Leasing-Resident expense, Administrative Expenses, Property Maintenance Exp, Utility, Payroll, Real Estate Taxes, Property Insurance, Property Management Fees and Total Debt Service or such similar categories to be agreed upon in the Approved Budget) then in effect, an amount in excess of 15% of such line item; provided, however, that the aggregate of all line item variance shall not exceed 10% of the total expenses in the Approved Budget.

(DDD) “Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other entity.

(EEE) “PIK Dividend” shall have the meaning ascribed to it in the Articles Supplementary.

(FFF) “Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, by the Company and the Operating Partnership in favor of the iStar Representative and the BREDS Representative on behalf of the holders of Series D Preferred Stock.

(GGG) “Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Authority or before an arbitrator or arbitral body or mediator.

(HHH) “Property” means, as of any date of determination, any property acquired, owned or leased by the Company or any Component Entity on or prior to such date, and all of such properties are collectively referred to herein as the “Properties.”

(III) “Qualified Contribution Transaction” has the meaning ascribed to it in the Articles Supplementary.

(JJJ) “Redemption Price” has the meaning ascribed to it in the Articles Supplementary.

(KKK) “Representatives” means the iStar Representative and the BREDS Representative.

(LLL) “REIT” means any real estate investment trust complying with the requirements of Sections 856 through 860 of the Code and the Regulations related thereto.

(MMM) “REIT Determination Event” means that either (i) the Company has notified the holders of Series D Preferred Stock in writing that it no longer intends to qualify as a REIT under the Code or (ii) pursuant to Section 2(c) of Schedule 2, it has been determined that the Company is likely to fail to qualify, or does not qualify, as a REIT under the Code.

(NNN) “Regulations” shall mean the Treasury Regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

(OOO) “Related Person” means any employee, officer, or director of any of the Company or any of its direct or indirect subsidiaries, any member of his or her immediate family, or any Person controlled by any of the foregoing Persons, or in which any of the foregoing Persons owns any direct, indirect, economic or beneficial interest.

(PPP) “Required Reserves” means all reserves required to be maintained under the terms of the Secured Property Debt and in any event a replacement reserve of at least $300 per unit per annum (less any amounts required by senior lenders) (subject to re-evaluation and increase to the greater of $300 or such amount as may be determined by both the iStar Representative and the BREDS Representative upon notice to the Company provided, however, that, from the date that is the second anniversary of the closing of the transactions contemplated by the SPA, if within 30 days of receiving notice, the Company notifies the iStar Representative and the BREDS Representative that it objects to such determination, the appropriate replacement reserve shall be the amount determined by a majority of the Independent Directors of the Board, which shall exclude the iStar Director and the BREDS Director; provided, further, that the replacement reserve with respect to the portfolio of real estate assets commonly referred to as the “Mission Portfolio” and the “DRA Portfolio” (if acquired) shall, in each case, remain at $300 per unit per annum), which reserves may be held in a single account unless otherwise required under the Secured Property Debt.

(QQQ) “Sale Proceeds” means the proceeds of a Capital Transaction after payment or adequate provision for reasonable and customary transaction expenses payable to third parties, the payment of Indebtedness secured by any Property that was the subject of the Capital Transaction and any reserves set forth in the Approved Budget or approved by the both the iStar Representative and the BREDS Representative in their reasonable discretion.

(RRR) “SEC Reports” shall mean, collectively, all reports, schedules, forms, statements and other documents filed or furnished or to be filed or furnished by the Company with the U.S. Securities and Exchange Commission, including, without limitation, proxy information and solicitation materials, in each case, in the form and with the substance prescribed by either such act or such rules or regulations.

(SSS) “Secured Property Debt” means Indebtedness secured by a Lien on any Property or any interest in Property (including, without limitation, capital interests).

(TTT) “Senior Credit Facility” means the Credit Agreement dated as of March 7, 2013, among the Company, the Operating Partnership, certain subsidiaries of the Operating Partnership, Bank of America, N.A., Citibank, N.A. and the other parties named therein as in effect on the Original Issue Date.

(UUU) “Senior Stock” means, as the case may be, (i) any class or series of stock of the Company ranking senior to the Series D Preferred Stock (and any Parity Stock) in respect of the right to receive dividends, (ii) any class or series of stock of the Company ranking senior to the Series D Preferred Stock (and any Parity Stock) in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Company or (iii) any class or series of stock of the Company ranking senior to the Series D Preferred Stock (and any Parity Stock) in respect of the right to redemption.

(VVV) “Series D Holder” means a holder of Series D Preferred Stock, Series D Preferred Partnership Units and/or Series D Common Stock.

(WWW) Series D Preferred Partnership Units” means the 8.75% Series D Cumulative Preferred Units of the Operating Partnership.

(XXX) “Series D Preferred Stock” means shares of 8.75% Series D Cumulative Non-Convertible Preferred Stock, par value $0.01 per share, of the Company.

(YYY) “Tax Protection Agreement” means any agreement whereby the Company or a Component Entity agrees with one or more Persons to (i) not engage in any transaction that will give rise to income or gain for federal income tax purposes with respect to a Property, (ii) compensate any Person in the event of a transaction described in clause (i) with respect to a Property, or (iii) enter into any agreement containing a combination of features described in clause (i) or (ii).

(ZZZ) “Warrants” means warrants to purchase shares of Common Stock issued pursuant to that certain Securities and Purchase Agreement, dated as of August 3, 2012, entered into by the Company with OPT and those certain Contribution Agreements, dated as of August 3, 2012, entered into by the Company with DB.

(j) Severability. If any provision of this Agreement or the application of such provision to any Person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to Persons or circumstances, other than the Party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(k) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(k).

(l) Further Assurances. The Parties agree that, from time to time, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments and take such other action as may be necessary to carry out the purposes and intents hereof.

(m) Share Adjustments. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting such shares occurring after the date of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

COMPANY:

LANDMARK APARTMENT TRUST OF AMERICA, INC.

By:	/s/ Stanley J. Olander, Jr.
Name: Stanley J. Olander, Jr.
Title: Chief Executive Officer

[Signature Page to Amended and Restated Corporate Governance Agreement]

EL:

ELCO LANDMARK RESIDENTIAL HOLDINGS LLC

By:	JLCo, LLC, a Florida limited liability company, its manager

By:	/s/ Joseph G. Lubeck
Name: Joseph G. Lubeck
Title: President

[Signature Page to Amended and Restated Corporate Governance Agreement]

OPT:

2335887 LIMITED PARTNERSHIP, by its general partner, 2335887 ONTARIO INC.

By:	/s/ Robert A.S. Douglas
Name: Robert A.S. Douglas
Title: President

By:	/s/ Joseph Lyn
Name: Joseph Lyn
Title: Vice President and Secretary

[Signature Page to Amended and Restated Corporate Governance Agreement]

DB:

DK LANDMARK, LLC

By:	DEBARTOLO DEVELOPMENT LLC,
its Manager

	By:	/s/ Edward M. Kobel
		Name:	Edward M. Kobel
		Title:	Manager

[Signature Page to Amended and Restated Corporate Governance Agreement]

iSTAR in its capacity as a holder of Series D Preferred Stock and as the iStar Representative:

iSTAR APARTMENT HOLDINGS LLC

By:	iSTAR FINANCIAL INC., a Maryland
corporation, as Sole Member

	By:	/s/ Samantha K. Garbus
		Name:	Samantha K. Garbus
		Title:	Senior Vice President

[Signature Page to Amended and Restated Corporate Governance Agreement]

BREDS in its capacity as a holder of Series D Preferred Stock and as the BREDS Representative:

BREDS II Q LANDMARK LLC

By:	BREDS II Q-AIV L.P.,
its Managing Member

	By:	BLACKSTONE REAL ESTATE DEBT STRATEGIES ASSOCIATES II L.P.,
its General Partner

		By:	BREDS II GP L.L.C.,
its General Partner

			By:	/s/ Randall Rothschild
				Name:	Randall Rothschild
				Title:	Chief Operating Officer

[Signature Page to Amended and Restated Corporate Governance Agreement]

For the limited purposes of the covenants set forth in Section 5(a), the undersigned hereby executes this Agreement in his capacity as a holder of Capital Stock of the Company.

/s/ Joseph G. Lubeck
Joseph G. Lubeck

[Signature Page to Amended and Restated Corporate Governance Agreement]

For the limited purposes of the covenants set forth in Section 5(a), the undersigned hereby executes this Agreement in his capacity as a holder of Capital Stock of the Company.

/s/ Edward M. Kobel
Edward M. Kobel

[Signature Page to Amended and Restated Corporate Governance Agreement]

EXHIBIT A

[        ] [    ], 2013

Board of Directors

Landmark Apartment Trust of America, Inc.

To the Board of Directors:

I hereby tender my conditional resignation, as a member of the board of directors of Landmark Apartment Trust of America, Inc., a Maryland corporation (the “Company”), and as a member of any and all committees thereof, upon the terms set forth herein. I acknowledge that (i) my execution and delivery of this letter is a condition to my eligibility to serve in such capacity, (ii) this letter shall be deemed reaffirmed, upon each and every subsequent instance of my election or re-election to the board of directors of the Company, by my acceptance of such position (whether or not in writing) without the requirement of re-execution or re-delivery of a letter of like tenor, and (iii) other than with respect to the conditions set forth herein, this letter shall be irrevocable.

My resignation herein tendered shall be effective upon, and only upon, a determination by the board of directors of the Company that I do not satisfy the independence standards of both (1) the Company’s charter and bylaws, as in effect on the date hereof, and (2) the New York Stock Exchange.

Sincerely,

[INSERT NAME OF DIRECTOR]